UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule TO

TENDER OFFER STATEMENT UNDER RULE 14(d)(1) or 13(e)(1)
UNDER THE SECURITIES EXCHANGE ACT OF 1934
FAIRMONT HOTELS AND RESORTS INC.
(Name of Subject Company (Issuer))

ICAHN PARTNERS LP
ICAHN PARTNERS MASTER FUND LP
ICAHN OFFSHORE LP
CCI OFFSHORE CORP.
ICAHN ONSHORE LP
CCI ONSHORE CORP.
CARL C. ICAHN
(Name of Filing Person (Offerors))

Common Shares
(Title of Class of Securities)

305204109
(CUSIP Number of Class of Securities)

Keith L. Schaitkin, Esq.
Associate General Counsel
Icahn Associates Corp. and Affiliated Companies
767 Fifth Avenue, 47th Floor
New York, New York 10153
(212) 702-4329
(Name, address (including zip code) and telephone number (including area code) of person(s) authorized to receive notices and communications on behalf of filing person)

CALCULATION OF FILING FEE

Transaction Valuation(1)	Amount of Filing Fee(2)
US$1,185,936,000	US$126,895.15

(1)	Estimated solely for the purpose of calculating the fee in accordance with the Rule 0-11 of the Securities Exchange Act of 1934.

(2)	The amount of the fee is based upon the product of 29,648,400 Fairrmont common shares and a price of US$40.00 per share.
☐	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	Form or Registration No.:
Filing Party:	Date Filed:
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
     ☑ third-party tender offer subject to Rule 14d-1.
     ☐ issuer tender offer subject to Rule 13e-4.
     ☐ going-private transaction subject to Rule 13e-3
     ☑ amendment to Schedule 13D under Rule 13d-2
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

Item 12. Exhibits
Item 13. Information Required by Schedule 13E-3
SIGNATURES
EXHIBIT INDEX
EX-99.A.1.I: OFFER TO PURCHASE AND CIRCULAR
EX-99.A.1.II: LETTER OF ACCEPTANCE AND TRANSMITTAL
EX-99.A.1.III: NOTICE OF GUARANTEED DELIVERY
EX-99.A.1.IV: LETTER TO BROKERS
EX-99.A.1.V: LETTER TO CLIENTS
EX-99.A.5.I: SUMMARY ADVERTISEMENT
EX-99.H.1.I: OPINION OF OSLER, HOSKIN & HARCOURT LLP
EX-99.H.1.II: OPINION OF OSLER, HOSKIN & HARCOURT LLP

COMBINED SCHEDULE TO AND SCHEDULE 13D
     This Schedule TO is being filed on behalf of Icahn Partners LP, a limited partnership governed by the laws of Delaware, Icahn Partners Master Fund LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Offshore LP, a limited partnership governed by the laws of Delaware, CCI Offshore Corp., a corporation governed by the laws of Delaware, Icahn Onshore LP, a limited partnership governed by the laws of Delaware, CCI Onshore Corp. a corporation governed by the laws of Delaware and Carl C. Icahn (collectively the “Offeror”) relating to the offer by the Offeror to purchase (i) up to 29,648,400 common shares (the “Fairmont Shares”) of Fairmont Hotels and Resorts Inc. (“Fairmont”); and (ii) the associated rights (the “Rights”) issued under the Fairmont Rights Plan (together with the Fairmont Shares, the “Shares”), at a price of US$40.00 per Share. The offer by the Offeror is only to purchase the Shares and is not made for any options, warrants or other rights to acquire Shares (other than the Rights).
     The offer is subject to the terms and conditions set forth in the Offer to Purchase and Circular dated December 9, 2005 (the “Offer and Circular”). The Offer and Circular and the related Letter of Acceptance and Transmittal (the “Letter of Transmittal”) and Notice of Guaranteed Delivery, copies of which are attached hereto as Exhibits (a)(1)(i), (a)(1)(ii) and (a)(1)(iii), constitute the “Offer”.
     As permitted by General Instruction F to Schedule TO, the information set forth in the entire Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, including all appendices, schedules, exhibits and annexes thereto, is hereby expressly incorporated by reference in response to Items 1 through 11 of this Schedule TO.
     As permitted by General Instruction G to Schedule TO, this Schedule TO is also an amendment to the joint statement on Schedule 13D filed on October 28, 2005 by the Offeror, as amended by the Offeror’s Schedule TO-C filed on December 2, 2005.

CUSIP No. 305204109
1	NAME OF REPORTING PERSON Icahn Partners Master Fund LP

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS* WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☑

6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
7	SOLE VOTING POWER 3,985,534

8	SHARED VOTING POWER 0

9	SOLE DISPOSITIVE POWER 3,985,534

10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,985,534

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.53%

14	TYPE OF REPORTING PERSON* PN

CUSIP No. 305204109
1	NAME OF REPORTING PERSON Icahn Offshore LP

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS* OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☑

6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
7	SOLE VOTING POWER 0

8	SHARED VOTING POWER 3,985,534

9	SOLE DISPOSITIVE POWER 0

10	SHARED DISPOSITIVE POWER 3,985,534

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,985,534

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.53%

14	TYPE OF REPORTING PERSON* PN

CUSIP No. 305204109
1	NAME OF REPORTING PERSON CCI Offshore Corp.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS* OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☑

6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
7	SOLE VOTING POWER 0

8	SHARED VOTING POWER 3,985,534

9	SOLE DISPOSITIVE POWER 0

10	SHARED DISPOSITIVE POWER 3,985,534

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,985,534

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.53%

14	TYPE OF REPORTING PERSON* CO

CUSIP No. 305204109
1	NAME OF REPORTING PERSON Icahn Partners LP

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS* WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☑

6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
7	SOLE VOTING POWER 3,137,066

8	SHARED VOTING POWER 0

9	SOLE DISPOSITIVE POWER 3,137,066

10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,137,066

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.35%

14	TYPE OF REPORTING PERSON* PN

CUSIP No. 305204109
1	NAME OF REPORTING PERSON Icahn Onshore LP

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS* OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☑

6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
7	SOLE VOTING POWER 0

8	SHARED VOTING POWER 3,137,066

9	SOLE DISPOSITIVE POWER 0

10	SHARED DISPOSITIVE POWER 3,137,066

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,137,066

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.35%

14	TYPE OF REPORTING PERSON* PN

CUSIP No. 305204109
1	NAME OF REPORTING PERSON CCI Onshore Corp.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS* OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☑

6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
7	SOLE VOTING POWER 0

8	SHARED VOTING POWER 3,137,066

9	SOLE DISPOSITIVE POWER 0

10	SHARED DISPOSITIVE POWER 3,137,066

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,137,066

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.35%

14	TYPE OF REPORTING PERSON* CO

CUSIP No. 305204109
1	NAME OF REPORTING PERSON Carl C. Icahn

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS* OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☑

6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
7	SOLE VOTING POWER 0

8	SHARED VOTING POWER 7,122,600

9	SOLE DISPOSITIVE POWER 0

10	SHARED DISPOSITIVE POWER 7,122,600

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,122,600

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.88%

14	TYPE OF REPORTING PERSON* IN

Item 12. Exhibits

Exhibit	Description
(a)(1)(i)	Offer to Purchase and Circular, dated December 9, 2005 (filed herewith)

(a)(1)(ii)	Letter of Acceptance and Transmittal (filed herewith)

(a)(1)(iii)	Notice of Guaranteed Delivery (filed herewith)

(a)(1)(iv)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (filed herewith)

(a)(1)(v)	Letter to Clients (filed herewith)

(a)(5)(i)	Summary Advertisement of the Offerors dated December 9, 2005 (filed herewith)

(h)(1)(i)	Opinion of Osler, Hoskin & Harcourt LLP regarding Canadian Federal Income Tax considerations dated December 9, 2005 (filed herewith)

(h)(1)(ii)	Opinion of Osler, Hoskin & Harcourt LLP regarding United States Federal Income Tax considerations dated December 9, 2005 (filed herewith)
Item 13. Information Required by Schedule 13E-3
     Not applicable.

SIGNATURES
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: December 9, 2005

ICAHN PARTNERS LP, by its General Partner, Icahn Onshore LP, by its General Partner, CCI Onshore Corp.

By:		/s/ Keith Meister

	Name:	Keith Meister
	Title:	President and Secretary

ICAHN PARTNERS MASTER FUND LP, by its General Partner, Icahn Offshore LP, by its General Partner, CCI Offshore Corp.

By:		/s/ Keith Meister

	Name:	Keith Meister
	Title:	President and Secretary

ICAHN ONSHORE LP, by its General Partner, CCI Onshore Corp.

By:		/s/ Keith Meister

	Name:	Keith Meister
	Title:	President and Secretary

ICAHN OFFSHORE LP, by its General Partner, CCI Offshore Corp.

By:		/s/ Keith Meister

	Name:	Keith Meister
	Title:	President and Secretary

CCI ONSHORE CORP.

By:		/s/ Keith Meister

	Name:	Keith Meister
	Title:	President and Secretary

CCI ONSHORE CORP.

By:		/s/ Keith Meister

	Name:	Keith Meister
	Title:	President and Secretary

/s/ Carl C. Icahn

Carl C. Icahn

EXHIBIT INDEX

Exhibit	Description
(a)(1)(i)	Offer to Purchase and Circular, dated December 9, 2005 (filed herewith)

(a)(1)(ii)	Letter of Acceptance and Transmittal (filed herewith)

(a)(1)(iii)	Notice of Guaranteed Delivery (filed herewith)

(a)(1)(iv)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (filed herewith)

(a)(1)(v)	Letter to Clients (filed herewith)

(a)(5)(i)	Summary Advertisement of the Offerors dated December 9, 2005 (filed herewith)

(h)(1)(i)	Opinion of Osler, Hoskin & Harcourt LLP regarding Canadian Federal Income Tax considerations dated December 9, 2005 (filed herewith)

(h)(1)(ii)	Opinion of Osler, Hoskin & Harcourt LLP regarding United States Federal Income Tax considerations dated December 9, 2005 (filed herewith)